Exhibit 99.2
Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services, net	$484,551	$474,427	$1,412,096	$1,385,923
Management fee revenue - administrative services, net	14,910	14,430	44,494	42,576
Administrative services reimbursement revenue	147,710	142,730	451,229	431,305
Service agreement revenue	6,310	7,155	19,418	20,754
Total operating revenue	653,481	638,742	1,927,237	1,880,558

Operating expenses
Cost of operations - policy issuance and renewal services	409,546	390,105	1,202,903	1,160,614
Cost of operations - administrative services	147,710	142,730	451,229	431,305
Total operating expenses	557,256	532,835	1,654,132	1,591,919
Operating income	96,225	105,907	273,105	288,639

Investment income
Net investment income	7,030	8,652	22,772	25,199
Net realized investment gains	5,915	1,696	1,635	5,501
Net impairment losses recognized in earnings	(122)	(31)	(3,192)	(193)
Equity in earnings (losses) of limited partnerships	3,615	3,289	(2,419)	2,546
Total investment income	16,438	13,606	18,796	33,053

Interest expense, net	3	111	8	832
Other (expense) income	(964)	100	(1,588)	195
Income before income taxes	111,696	119,502	290,305	321,055
Income tax expense	22,480	25,333	59,786	63,821
Net income	$89,216	$94,169	$230,519	$257,234

Net income per share
Class A common stock – basic	$1.92	$2.02	$4.95	$5.52
Class A common stock – diluted	$1.71	$1.80	$4.41	$4.92
Class B common stock – basic	$287	$303	$742	$829
Class B common stock – diluted	$287	$303	$742	$828

Weighted average shares outstanding – Basic
Class A common stock	46,189,030	46,189,006	46,188,544	46,188,767
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,310,429	52,325,125	52,312,588	52,317,275
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$0.965	$0.90	$2.895	$2.70
Class B common stock	$144.75	$135.00	$434.25	$405.00

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	September 30, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$216,355	$336,739
Available-for-sale securities	13,429	32,810
Equity securities	0	2,381
Receivables from Erie Insurance Exchange and affiliates, net	501,192	468,636
Prepaid expenses and other current assets	52,008	44,943
Federal income taxes recoverable	3,965	462
Accrued investment income	5,973	5,433
Total current assets	792,922	891,404

Available-for-sale securities, net	894,625	697,891
Equity securities	94,435	64,752
Limited partnership investments	10,006	26,775
Fixed assets, net	254,908	221,379
Agent loans, net	58,339	60,978
Deferred income taxes, net	21,618	17,186
Other assets	32,489	35,875
Total assets	$2,159,342	$2,016,240

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$275,594	$262,963
Agent bonuses	85,709	96,053
Accounts payable and accrued liabilities	148,075	134,957
Dividends payable	44,940	44,940
Contract liability	37,420	35,938
Deferred executive compensation	12,701	10,882
Current portion of long-term borrowings	2,021	1,979
Total current liabilities	606,460	587,712

Defined benefit pension plans	169,358	145,659
Long-term borrowings	94,337	95,842
Contract liability	19,140	18,435
Deferred executive compensation	11,335	13,734
Other long-term liabilities	11,495	21,605
Total liabilities	912,125	882,987

Shareholders’ equity	1,247,217	1,133,253
Total liabilities and shareholders’ equity	$2,159,342	$2,016,240
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